SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

                                                                File No. 0-17973
[X]   Filed by the Registrant
[ ]   Filed by a Party other than the Registrant

Check the appropriate box:
[X]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                               I-LINK INCORPORATED
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):
[X]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)    Title of each class of securities to which transaction applies:

            N/A

2)    Aggregate number of securities to which transaction applies:

            N/A

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

            N/A

4)    Proposed maximum aggregate value of transaction:

            N/A

5)    Total fee paid:     $______________

[ ]   Fee paid previously with preliminary materials.

                                  I-LINK (TM)
                                  INCORPORATED

                          13751 S. WADSWORTH PARK DRIVE
                                    SUITE 200
                               DRAPER, UTAH 84020

                                                                 John W. Edwards
                                                                    Chairman and
                                                         Chief Executive Officer
April ____, 2001

Dear Stockholder:

It is my pleasure to invite you to I-Link's 2001 annual meeting of stockholders.

We will hold the meeting on Tuesday, May 1, 2001 at 10:00 a.m. local time at the Marriott Courtyard Hotel, 10701 South Holiday Park Drive, Sandy, Utah 84070. In addition to the formal items of business, I will be available at the meeting to answer your questions. This booklet includes the notice of annual meeting and the proxy statement. The proxy statement describes the business that we will conduct at the meeting, and provides information about I-Link.

Stockholders of record at the close of business on April 5, 2001 may vote at the meeting. Your vote is important. Whether or not you plan to attend the annual meeting, please complete, date, sign and return the enclosed proxy card promptly. If you attend the meeting and prefer to vote in person, you may do so.

We look forward to seeing you at the meeting.

Very truly yours,



John W. Edwards

                  NOTICE OF 2001 ANNUAL MEETING OF STOCKHOLDERS

                                   I-LINK(TM)
                                  INCORPORATED

     -----------------------------------------------------------------------
          Date:                 May 1, 2001
          Time:                 10:00 a.m.
          Place:                Marriott Courtyard
                                10701 South Holiday Park Dr.
                                Sandy, Utah 84070

     -----------------------------------------------------------------------

Dear Stockholders:

At our annual meeting we will ask you to:

1. Re-elect two directors, each to serve for three years and until his successor has been duly elected and qualified; and to elect three new directors, each to serve for the term of his respective class, and until his successor has been duly elected and qualified;

2. Ratify the continued engagement of PricewaterhouseCoopers LLP as our independent accountants;

3.       Approve a three-for-one reverse split of I-Link's common stock; and

4. Transact any other business that may properly be presented at the annual meeting.

If you were a stockholder of record at the close of business on April 5, 2001, you may vote at the annual meeting.

                                             By Order of the Board of Directors,


                                             David E. Hardy
                                             SECRETARY
Draper, Utah
April __, 2001

                                TABLE OF CONTENTS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING...................................................................1
Why did you send me this proxy statement?.........................................................................1
How many votes do I have?.........................................................................................1
What proposals will be addressed at the annual meeting?...........................................................1
Why would the annual meeting be postponed?........................................................................2
How do I vote in person?..........................................................................................2
How do I vote by proxy?...........................................................................................2
May I revoke my proxy?............................................................................................3
Where are I-Link's principal executive offices?...................................................................3
What vote is required to approve each proposal?...................................................................3
Are there any dissenters' rights of appraisal?....................................................................4
Who bears the cost of soliciting proxies?.........................................................................4
How can I obtain additional information regarding I-Link?.........................................................4
INFORMATION ABOUT I-LINK STOCK OWNERSHIP..........................................................................4
Which stockholders own at least 5% of I-Link?.....................................................................4
How much stock is owned by directors and executive officers?......................................................5
Do any of the officers and directors have an interest in the matters to be acted upon?............................6
Did directors, executive officers and greater-than-10% stockholders comply with Section 16(a)
beneficial ownership reporting requirements in 2000?..............................................................6
INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS................................................................7
Directors and Executive Officers..................................................................................7
The Board of Directors...........................................................................................10
Committees of the Board of Directors.............................................................................10
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS.................................................................11
INDEPENDENT PUBLIC ACCOUNTANTS...................................................................................22
DISCUSSION OF PROPOSALS RECOMMENDED FOR CONSIDERATION BY STOCKHOLDERS............................................23
1. To re-elect two directors, each to serve three years and until his successor has been duly elected and qualified; and to elect three new directors, each to serve for the term of his respective class..................23
2. To ratify the selection of PricewaterhouseCoopers LLP as independent public accounts..........................23
3. To approve a three-for-one reverse split of I-Link's common stock.............................................24
OTHER PROPOSED ACTION............................................................................................26
STOCKHOLDER PROPOSALS AND SUBMISSIONS............................................................................26


ATTACHMENT: PROXY
APPENDIX A: I-LINK AUDIT COMMITTEE CHARTER

                               I-LINK INCORPORATED

                                 PROXY STATEMENT
                              DATED APRIL __, 2001
                         ANNUAL MEETING OF STOCKHOLDERS

                 INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

WHY DID YOU SEND ME THIS PROXY STATEMENT?

         We sent you this proxy statement and the enclosed proxy card because the Board of directors of I-Link, Incorporated, a Florida corporation, is soliciting your proxy vote at the 2001 Annual Meeting of Stockholders. This proxy statement summarizes the information you need to vote intelligently on the proposals to be considered at the annual meeting. However, you do not need to attend the annual meeting to vote your shares. Instead you may simply complete, sign and return the enclosed proxy card.

HOW MANY VOTES DO I HAVE?

         We will be sending this proxy statement, the attached Notice of Annual Meeting and the enclosed proxy card on or about April 10, 2001 to all stockholders. Stockholders who owned I-Link common stock at the close of business on April 5, 2001 (the "Record Date") are entitled to one vote for each share of common stock they held on that date, in all matters properly brought before the Annual meeting. Similarly, holders of Series N preferred stock are entitled to vote with the common stock on an "as converted" basis.

         On the Record Date, the following classes of stock were issued and outstanding, and had the voting powers indicated. Each share of common stock is entitled to one vote, and each share of Series N preferred stock is entitled to approximately [1,782] votes.

CLASS OF STOCK                  SHARES OUTSTANDING   EQUIVALENT VOTES
------------------------------  ------------------   ----------------
Common stock                        [95,111,785]       [95,111,785]
Class C preferred stock                  [9,249]                 0  (non-voting)
Series N preferred stock                   [769]        [1,373,214]
                                                       ----------------
Total Votes at Annual Meeting of Stockholders:           [96,484,999]

WHAT PROPOSALS WILL BE ADDRESSED AT THE ANNUAL MEETING?

         We will address the following proposals at the annual meeting:

1. Re-election of two Class III directors, each to serve for three years and until his successor has been duly elected and qualified; and to elect three new directors, each to serve for the term of his respective class;

2. Ratification of the continued engagement of PricewaterhouseCoopers LLP as our independent accountants;

3.       Approval of a three-for-one reverse stock split of our common stock;
         and

4. The transaction of such other business as may properly come before the meeting or any adjustment thereof.

WHY WOULD THE ANNUAL MEETING BE POSTPONED?

         The annual meeting will be postponed if a quorum is not present on May 1, 2001. If more than half of all of the shares of stock entitled to vote at the annual meeting are present in person or by proxy, a quorum will be present and business can be transacted. If a quorum is not present, the annual meeting may be postponed to a later date when a quorum is obtained. Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum for the transaction of business but are not counted as an affirmative vote for purposes of determining whether a proposal has been approved.

HOW DO I VOTE IN PERSON?

         If you plan to attend the annual meeting on May 1, 2001, or at a later date if it is postponed, at the Marriott Courtyard, 10701 South Holiday Park Drive, Sandy, Utah 84070 and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a power of attorney executed by the broker, bank or other nominee that owns the shares of record for your benefit, authorizing you to vote the shares.

HOW DO I VOTE BY PROXY?

         Whether you plan to attend the annual meeting or not, we urge you to complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the annual meeting and vote in person.

         If you properly fill in your proxy card and send it to us in time to vote, your "proxy" (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the board of directors as follows:

         o "FOR" the election of the Class III Director nominees, the Class I Director nominee, and the Class II Director nominee;
         o "FOR" ratification of the board's selection of independent accountants.
         o "FOR" approval of a three-for-one reverse split of I-Link's common stock.

         If any other matter is presented, your proxy will vote in accordance with his best judgment. At the time this proxy statement went to press, we knew of no matters that needed to be acted on at the annual meeting other than those discussed in this proxy statement.

MAY I REVOKE MY PROXY?

         If you give a proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of three ways:

         o   You may send in another proxy with a later date.
         o You may notify I-Link in writing (by you or your attorney authorized in writing, or if the stockholder is a corporation, under its corporate seal, by an officer or attorney of the corporation) at our principal executive offices before the annual meeting, that you are revoking your proxy.
         o   You may vote in person at the annual meeting.

WHERE ARE I-LINK'S PRINCIPAL EXECUTIVE OFFICES?

         Our principal executive offices are located at 13751 South Wadsworth Park Drive, Draper, Utah 84020. Our telephone number is (801) 576-5000.

WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

         PROPOSAL 1:  ELECTION OF DIRECTORS.

         A plurality of votes cast is required to elect director nominees. A nominee who receives a "plurality" means he has received more votes than any other nominee for the same director's seat. Since there is only one nominee for each of the three open Class III, of the one Class I, and the one Class II seats, then, in the event there are no other nominations received, a simple majority of the votes cast will suffice to elect the management's nominee. So, if you do not vote for the nominee, or you indicate "withhold authority to vote" for the nominee on your proxy card, your vote will not count either "for" or "against" the nominee.

         PROPOSAL 2:  RATIFICATION OF INDEPENDENT ACCOUNTANTS.

         The ratification of the continued engagement of our independent accountants must be approved by a majority of the votes cast. Therefore, any shares that are not voted, including shares represented by a proxy which is marked "abstain," will not count either "for" or "against" Proposal 2.

         PROPOSAL 3: APPROVAL OF A THREE-FOR-ONE REVERSE SPLIT OF I-LINK'S COMMON STOCK.

         The approval of the three-for-one reverse split of I-Link's common stock must be approved by (a) a vote of at least the majority of the holders of I-Link's issued and outstanding common stock held by stockholders other than officers, directors, and those persons who hold five percent or more of I-Link's outstanding common stock, and (b) a vote of a majority of shares issued and outstanding of I-Link common stock held by I-Link's officers, directors, and those persons who hold five percent or more of I-Link's outstanding common stock. Therefore, since a majority of all outstanding voting shares is required, any shares that are not voted, including shares represented by a proxy which is marked "abstain," will not count either "for" or "against" Proposal 3.

ARE THERE ANY DISSENTERS' RIGHTS OF APPRAISAL?

         The board of directors has not proposed any action for which the laws of the State of Florida, the articles of incorporation or by-laws of I-Link provide a right of a stockholder to dissent and obtain payment for shares.

WHO BEARS THE COST OF SOLICITING PROXIES?

         I-Link will bear the cost of soliciting proxies in the accompanying form and will reimburse brokerage firms and others for expenses involved in forwarding proxy materials to beneficial owners or soliciting their execution.

HOW CAN I OBTAIN ADDITIONAL INFORMATION REGARDING I-LINK?

         I-Link is subject to the informational requirements of the Securities Exchange Act of 1934, as amended which requires that I-Link file reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). The SEC maintains a website on the Internet that contains reports, proxy and information statements and other information regarding registrants, including I-Link, that file electronically with the SEC. The SEC's website address is www.sec.gov. In addition, I-Link's Exchange Act Filings may be inspected and copied at the public reference facilities of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549; and at the SEC's regional offices at Citicorp Center, 500 West Madison Street, Room 1400, Chicago, IL 60661, and at 7 World Trade Center, 13th Floor, New York, NY 10048. Copies of the material may also be obtained upon request and payment of the appropriate fee from the Public Reference Section of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549.

                    INFORMATION ABOUT I-LINK STOCK OWNERSHIP

WHICH STOCKHOLDERS OWN AT LEAST 5% OF I-LINK?

         The common stock and the Series N preferred stock, which votes on an as-converted basis with the common stock, constitute the only voting securities of I-Link. As of the Record Date, each share of Class C preferred stock is convertible, at the option of its holder, into [ ] shares of common stock and each share of Series N preferred stock is convertible, at the option of its holder, into approximately [ ] shares of common stock. The following table shows, as of the Record Date and to the best of our knowledge, all persons we know to be "beneficial owners" of more than 5% of the common stock, or "beneficial owners" of a sufficient number of shares of Class C preferred stock or Series N preferred stock to be converted into at least 5% of the common stock. On the Record Date, there were [_____] shares of common stock issued and outstanding, [_____] shares of Class C preferred stock issued and outstanding and [______] shares of Series N preferred stock issued and outstanding.


NAME AND ADDRESS                                          NUMBER OF SHARES          % OF COMMON STOCK
OF BENEFICIAL OWNER (1)              TITLE OF CLASS      BENEFICIALLY OWNED       BENEFICIALLY OWNED(2)
---------------------------------  -------------------  ----------------------  --------------------------
Counsel Communications, LLC        Common Stock             [79,823,200] (3)            [70.66%]
 280 Park Avenue
 West Building
 28th floor
New York, NY 10017

Winter Harbor, L.L.C.              Common Stock              [5,000,000] (4)             [5.26%]
c/o First Media, L.P.
11400 Skipwith Lane
Potomac, MD 20854

-------------------

(1) Unless noted, all of such shares of common stock are owned of record by each person or entity named as beneficial owner and such person or entity has sole voting and dispositive power with respect to the shares of common stock owned by each of them.
(2) As to each person or entity named as beneficial owners, such person's or entity's percentage of ownership is determined by assuming that any options or convertible securities held by such person or entity which are exercisable or convertible within 60 days from the date hereof have been exercised or converted, as the case may be.
(3) Includes [61,966,057] shares of common stock issued upon conversion of Series M and N redeemable preferred stock in March 2001 which were obtained from Winter Harbor L.L.C. in March 2001, [based on information included in an amended Schedule 13D filed with the SEC by the named stockholder on March 13, 2001.] Also includes a maximum of 17,857,143 shares of common stock issuable upon conversion of up to $10,000,000 principal amount of Senior Convertible Loan and Security Agreement which named stockholder will be entitled to receive should it convert its convertible note to common stock, subject to conversion price adjustment provisions set forth in the Senior Convertible Loan and Security Agreement dated as of March 1, 2001.
(4) Represents 5,000,000 shares of common stock issued to Winter Harbor in March 2001 in exchange for 33,540,000 warrants to purchase I-Link common stock which Winter Harbor held prior to the exchange, [based on information included in an amended Schedule 13D filed by the named stockholder with the SEC on March [ ], 2001.] Winter Harbor is owned by First Media, L.P., a private media and communications company which is a private investment principally of Richard E. Marriott and his family. I-Link's general counsel, David E. Hardy, is a brother of Ralph W. Hardy, Jr. who is general counsel and a minority equity holder in Winter Harbor. David E. Hardy has no ownership in and is not associated with Winter Harbor.

HOW MUCH STOCK IS OWNED BY DIRECTORS AND EXECUTIVE OFFICERS?

         The following table shows, as of the Record Date, the common stock and any preferred stock owned by each director and executive officer. As of the Record Date, all of the present directors, as a group of [four] persons, own beneficially 2,465,459 shares (a beneficial ownership of [2.5%]) and all of our present directors and executive officers, as a group of nine persons, own beneficially 4,957,781 shares (a beneficial ownership of [4.96%]) of our common stock.


     NAME AND ADDRESS OF                                     NUMBER OF SHARES           % OF COMMON STOCK
     BENEFICIAL OWNER (1)          TITLE OF CLASS           BENEFICIALLY OWNED        BENEFICIALLY OWNED(2)
------------------------------- ---------------------- ----------------------------- -------------------------
John M. Ames                        Common Stock                  526,000(3)                   *
David R. Bradford                   Common Stock                  115,000(4)                   *
John W. Edwards                     Common Stock                2,018,000(4)                  2.1%
David E. Hardy                      Common Stock                1,069,219(4)                  1.1%
Designee 1                          Common Stock
Designee 2                          Common Stock
Alex Radulovic                      Common Stock                  897,103(5)                   *
Henry Y.L. Toh                      Common Stock                  283,501(6)                   *
Hal B. Heaton, Ph.D.                Common Stock                   53,958(4)                   *
All Executive Officers and          Common Stock                4,962,781(7)                 [4.96%]
Directors as a Group (9
people)

--------------------

*        Indicates less than one percent.
1 Unless noted, all of such shares of common stock are owned of record by each person or entity named as beneficial owner and such person or entity has sole voting and dispositive power with respect to the shares of common stock owned by each of them. All addresses are c/o I-Link Incorporated unless otherwise indicated.
2 As to each person or entity named as beneficial owner, such person's or entity's percentage of ownership is determined by assuming that any options or convertible securities held by such person or entity which are exercisable or convertible within 60 days from the date hereof have been exercised or converted, as the case may be.
3 Represents 1,000 shares of common stock and 525,000 shares of common stock issuable upon exercise of options.
4 Represents shares of common stock issuable upon exercise of options and warrants.
5 Represents 858,333 shares of common stock subject to options and 38,770 shares of common stock owned.
6 Represents shares of common stock issuable upon exercise options. Does not include shares held of record by Four M International, Ltd., of which Mr. Toh is a director. Mr. Toh disclaims any beneficial ownership of such shares.
7 Represents 39,770 shares of common stock issued, 4,918,011 shares of common stock which may be obtained pursuant to options and warrants exercisable within 60 days of the date hereof.

DO ANY OF THE OFFICERS AND DIRECTORS HAVE AN INTEREST IN THE MATTERS TO BE ACTED UPON?

         John W. Edwards, David R. Bradford and Mr. _____________, have been nominated for election and re-election as Class III Directors, Mr. _____________, as a Class I Director and Mr. ____________ as a Class II Director and therefore, have an interest in the outcome of Proposal 1.

DID DIRECTORS, EXECUTIVE OFFICERS AND GREATER-THAN-10% STOCKHOLDERS COMPLY WITH
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING REQUIREMENTS IN 2000?

         Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of any publicly traded class of our equity securities, to file reports of ownership and changes in ownership of equity securities of I-Link with the SEC. Officers, directors, and greater than ten percent stockholders are required by SEC regulation to furnish I-Link with copies of all Section 16(a) forms that they file.

         Based solely upon a review of Forms 3 and Forms 4 furnished to I-Link pursuant to Rule 16a-3 under the Exchange Act during the most recent fiscal year and Forms 5 with respect to its most recent fiscal year, we believe that all such forms required to be filed pursuant to Section 16(a) of the Exchange Act were timely filed, as necessary, by the officers, directors, and security holders required to file the same during the fiscal year ended December 31, 2000.

               INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS AND EXECUTIVE OFFICERS

         The directors and executive officers of I-Link are:

                NAME                  AGE               TITLE
------------------------------------  ----   ---------------------------------------------------
John W. Edwards.....................   46    Chairman of the Board, President, and Chief
                                                Executive Officer
John M. Ames........................   41    Chief Operating Officer and Chief Financial Officer
David E. Hardy......................   48    Senior Vice President, Secretary and General Counsel
Alex Radulovic                         31    Chief Technology Officer
Henry Y.L. Toh......................   43    Director
David R. Bradford...................   50    Director
Hal B. Heaton.......................   50    Director
[Designee 1]........................   ___   Director
[Designee 2]........................   ___   Director
______________________                 ___   Director Nominee
______________________                 ___   Director Nominee
______________________                 ___   Director Nominee

         I-Link's articles of incorporation provide that the board of directors shall be divided into three classes, and that the total number of directors shall not be less than five nor more than nine. The board of directors currently consists of six members: two Class I Directors, two Class II Directors, and two Class III Directors. Mr. John W. Edwards and Mr. David R. Bradford are standing for re-election for a three-year term at the annual meeting. Mr. ____________, the Class III director nominee, is also standing for election for a three-year term at the annual meeting. The Class I Directors, Mr. ____________, Mr. ______________, and Mr. _________________, will stand for re-election in 2002 and the Class II Director, Henry Y. L. Toh, Hal B. Heaton, and Mr. ______________, in 2003. Mr. Edwards was re-elected in 1997 and Mr.
______________ and Mr. ______________ were appointed in ____________ 2001 to fill two vacancies of the Class I Directors created by the resignation in 2001 of a former director and _______________.

         Biographical information with respect to the present executive officers and directors of I-Link are set forth below. There are no family relationships between any present executive officers or directors.

         JOHN W. EDWARDS, Chairman of the Board, President, and Chief Executive Officer. Mr. Edwards was selected to fill a vacancy on the board of directors as a Class III director in June 1996. He was elected Chairman of the Board in August 1998. Mr. Edwards serves as the Chief Executive Officer of I-Link and, from September 30, 1996 through December 2000, served as the President and Chief Executive Officer. Mr. Edwards began to serve as President in January 2000. Mr. Edwards served as President and a director of Coresoft, Inc., a software company developing object-oriented computer solutions for small businesses from September 1995 to April 1996. During the period August 1988 through July 1995, Mr. Edwards served in a number of executive positions with Novell, Inc., a software company providing networking software, including Executive Vice President of Strategic Marketing, Executive Vice President of the Appware and Desktop Systems Groups and Vice President of Marketing of the NetWare Systems Group. Mr. Edwards was involved in the development of the NetWare 386 product line. Until May 1996, he was a visiting faculty member at the Marriott School of Management at Brigham Young University. Mr. Edwards received a B.S. degree in Computer Science from Brigham Young University. Mr. Edwards was re-elected to the board of directors as a Class III Director at the 1997 Annual Meeting.

         JOHN M. AMES, CPA, Senior Vice President, Chief Operating Officer and acting Chief Financial Officer. Mr. Ames joined I-Link as Vice President of Operations in September of 1998 and in August 2000, was promoted to Senior Vice President, Chief Operating Officer and acting Chief Financial Officer. Between April 1997 and August 1998, Mr. Ames organized, developed and sold Time Key L.C., a company specializing in Time and Labor Management software and consulting. From June 1996 until April 1997, he was the Vice President and Chief Financial Officer of Neurex (now Elan Pharmaceutical), a Menlo Park, California based public biotech company. From August 1993 until June 1996, Mr. Ames managed various information services, finance and cost accounting, strategic partnering, international tax, risk management and human resource functions as the Director of Corporate Services at TheraTech (now Watson Pharmaceutical), a public California San Francisco Bay area based pharmaceutical company. From April 1992 through August 1993, he was responsible for overseeing U.S. sites information services activities as the Corporate Director of Information Services with Otsuka Pharmaceutical, a large privately owned Japanese conglomerate. Prior to joining Otsuka, Mr. Ames spent over eight years with KPMG Peat Marwick as an auditor and consultant in the High Technology practice. He is a graduate from Brigham Young University with both a Bachelors and Masters (MAcc) degree in accounting with emphasis in accounting information systems and management consulting.

         DAVID E. HARDY, Senior Vice President, General Counsel and Secretary. Mr. Hardy has served as General Counsel to I-Link since October 1996, and was appointed Secretary of I-Link in December 1996. In November 2000, Mr. Hardy became an employee of I-Link and in January 2000 was named Senior Vice President. He is a founding partner of the law firm of Hardy & Allen, in Salt Lake City. From February 1993 to April 1995, Mr. Hardy served as Senior Vice President and General Counsel of Megahertz Corporation, a publicly held manufacturer of data communication products. Prior to his association with Megahertz Corporation, Mr. Hardy was a senior partner of the law firm of Allen, Hardy, Rasmussen & Christensen that was founded in 1982. Mr. Hardy holds a Bachelor of Arts degree from the University of Utah and a Juris Doctor degree from the University of Utah School of Law.

         ALEX RADULOVIC, Vice President of Technology. Mr. Radulovic has considerable Internet and telecommunications development experience. Previously, he was a consultant to IBM for a wide range of AIX Communications projects and was also a development engineer for Novell's NetWare 386-network operating system. Mr. Radulovic is a co-developer of I-Link's patent-pending technology.

         HENRY Y.L. TOH, Director. The board of directors elected Mr. Toh as a Class II director and as Vice Chairman of the board of directors in April 1992. Mr. Toh was elected President of I-Link in May 1993, Acting Chief Financial Officer in September 1995 and Chairman of the Board in May 1996, and served as such through September 1996. Mr. Toh has served as a director of National Auto Credit, Inc. (an originator of sub-prime automobile financing) from 1998 through the present. He is also a Director of Four M. Mr. Toh served as a senior tax manager in international taxation and mergers and acquisitions with KPMG Peat Marwick from 1980 to 1992. He is a graduate of Rice University.

         DAVID R. BRADFORD, Director. The board of directors elected Mr. Bradford as a Class III Director in January 2000. Mr. Bradford is senior vice-president and general counsel for Novell, Inc. Prior to joining Novell, Inc., he served as western region legal counsel for Prime Computer and spent several years as an associate attorney for Irsfeld, Irsfeld and Younger and as the general manager for Businessland in Los Angeles. Mr. Bradford is past Chairman of the Board of the Business Software Alliance, the leading business software trade association representing Microsoft, Novell, Adobe and Autodesk, among others. Mr. Bradford also serves on the board of directors of Pervasive Software, Altius Heath, Found.com, SportsNuts.com and Utah Valley State College. Mr. Bradford received his law degree from Brigham Young University and a master's degree in business administration from Pepperdine University.

         HAL B. HEATON, Director. Dr. Heaton was appointed by the board of directors as a Class II director on June 14, 2000 to fill a board vacancy. A professor, since 1982 he has been a professor of Finance at Brigham Young University and between 1988 and 1990 was a visiting professor of Finance at Harvard University. Dr. Heaton holds a bachelor's degree in Computer Science/Mathematics and a master's in business administration from Brigham Young University, a master's degree in Economics and a Ph.D. in Finance from Stanford University.

         Each officer of I-Link is chosen by the board of directors and holds his office at the pleasure and direction of the board of directors or until such time of his resignation or death.

         There are no material proceedings to which any director, officer or affiliate of I-Link, any owner of record or beneficially of more than five percent of any class of voting securities of I-Link, or any associate of any such director, officer, affiliate of I-Link or security holder is a party adverse to I-Link or any of its subsidiaries or has a material interest adverse to I-Link or any of its subsidiaries.

THE BOARD OF DIRECTORS

         The board of directors oversees the business affairs of I-Link and monitors the performance of management. The board of directors held [ ] meetings during the fiscal year ended December 31, 2000. During the fiscal year ended December 31, 2000, [no] incumbent director attended fewer than 75 percent of the meetings of the board of directors or of the committees on which he served.

COMMITTEES OF THE BOARD OF DIRECTORS

         AUDIT COMMITTEE. On June 9, 2000, the board of directors approved I-Link's Audit Committee Charter which is attached as Appendix A. Our audit committee is responsible for making recommendations to the board of directors concerning the selection and engagement of I-Link's independent certified public accountants and for reviewing the scope of the annual audit, audit fees, and results of the audit. The audit committee also reviews and discusses with management and the board of directors such matters as accounting policies and internal accounting controls, and procedures for preparation of financial statements. Hal B. Heaton is Chairman of the audit committee, and David R. Bradford and Mr. Henry Y.L. Toh are members. All three members of the Audit Committee are independent, non-employee directors. The audit committee held three meetings during the fiscal year ended December 31, 2000. See "Independent Public Accountants."

         COMPENSATION COMMITTEE. Our compensation committee approves the compensation for executive employees of I-Link. David R. Bradford is Chairman of the compensation committee, and Mr. ___________ and Hal B. Heaton are members. The compensation committee held [five] meetings during the fiscal year ended December 31, 2000.

         FINANCE COMMITTEE. Our finance committee is responsible for reviewing and evaluating financing, strategic business development and acquisition opportunities. Mr. ____________ is Chairman of the finance committee and Hal B. Heaton and John W. Edwards are members. The finance committee held 12 meetings during the fiscal year ended December 31, 2000.

         SPECIAL COMMITTEE. Our special committee was formed in _________, ________ to advise the board of directors on matters relating to raising funds and capitalization issues. Mr. David R. Bradford was Chairman of the special committee and Mr. Henry Y.L. Toh and Mr. Hal B. Heaton were members. The special committee held [ ] meetings during the fiscal year ended December 31, 2000. The special committee was disbanded in March 2001, after conclusion of the Counsel Corporation transactions with I-Link and Winter Harbor. See "Certain Relationships and Related Transactions".

         We have no nominating committee or any committee serving a similar function.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

         The following table sets forth the aggregate cash compensation paid for services rendered to I-Link during the last three years by each person serving as I-Link's Chief Executive Officer during the last year and I-Link's five most highly compensated executive officers serving as such as of December 31, 2000, whose compensation was in excess of $100,000.

                                                                    LONG-TERM COMPENSATION
                                                               --------------------------------
                               ANNUAL COMPENSATION                      AWARDS          PAYOUTS
                    ------------------------------------------  ----------------------  -------
                                                                           SECURITIES
                                                   OTHER       RESTRICTED  UNDERLYING
     NAME AND                                      ANNUAL        STOCK       OPTIONS/     LTIP       ALL OTHER
PRINCIPAL POSITION  YEAR  SALARY($)  BONUS($)  COMPENSATION($)  AWARDS($)     SARS(#)   PAYOUTS($)  COMPENSATION($)
------------------  ----  ---------  --------  ---------------  ---------  -----------  ----------  ---------------
John W. Edwards     2000  225,000(1)     -           -              -         25,000        -          $2,725
Chairman & CEO      1999  201,115(1)     -           -              -        230,000        -             -
                    1998  133,333(1)     -           -              -         30,000        -             -

Dror Nahumi         2000  200,000(2)     -           -              -      1,750,000        -          $1,700
President           1999  142,972(2)     -           -              -        250,000        -             -
                    1998   98,887(2)     -           -              -              -        -             -

David E. Hardy      2000 [200,000](3)    -           -              -        100,000        -             -
Senior VP,          1999  146,332(3)     -           -              -              -        -             -
Secretary &
General Counsel     1998  132,000(3)     -           -              -              -        -             -

John M. Ames        2000 [165,000](4)    -           -              -        300,000        -          $9,236
COO and CFO         1999  128,462(4)     -           -              -              -        -             -
                    1998   37,369(4)     -           -              -        350,000        -             -

Alex Radulovic      2000 [200,000](5)    -           -              -        400,000        -            $615
VP of Technology    1999  164,734(5)     -           -              -              -        -             -
                    1998  105,218(5)     -           -              -        500,000        -             -

---------

1 Mr. Edwards began his employment with I-Link in April 1996 and was appointed President and CEO as of September 30, 1996; and resigned as President in December 2000; he resumed his duties as President upon Mr. Nahumi's resignation in January 2001; Mr. Edwards' annual salary was $96,000 in 1997 until August, when it was increased to an annual salary of $150,000. In November 1997 Mr. Edwards voluntarily reduced his annual salary to $35,000, for the balance of 1997 and until I-Link's financial restraints are reduced. See "-- Employment Agreements." Mr. Edwards was paid at an annual rate of $125,000 commencing January 1, 1998. Mr. Edward's salary was increased to $200,000 effective May 1997, however the salary increase accrued but was not paid from May 1997 to April 2000 when I-Link began to pay his salary at the rate of $225,000. The deferred salary in the amount of $141,875 was paid during 2000. We also contributed $1,700 as a match to Mr. Edwards' 401K contribution and paid $1,025 on a life insurance policy.
2 Mr. Nahumi began his employment with I-Link in June 1997 when I-Link acquired MiBridge of which Mr. Nahumi was the president. Mr. Nahumi was appointed president of I-Link in December 1999. Mr. Nahumi's annual salary during 1997 was $80,000; 1998 was $100,000; 2000 was $110,000
         which salary was then increased to $200,000 per year when Mr. Nahumi was appointed President. We contributed $1,700 as a match to Mr. Nahumi's 401K contribution. Mr. Nahumi resigned as president in January 2001, resulting in forfeiture of 1,270,835 options.
3 Mr. Hardy became an employee of I-Link on November 1, 1999. Commencing October 1996 and continuing, Mr. Hardy serves as Secretary and General Counsel. Mr. Hardy's annual consulting fee during the first four months of 1997 was $125,000. Mr. Hardy's consulting fee was increased to $175,000 per year effective May 1997, however the salary increase was deferred until September 1999, when I-Link began to pay his salary at the rate of $175,000. The deferred salary was paid in the amount of $23,685 in 1999 and $80,757 in 2000. In January 2000, Mr. Hardy's
         salary was increased to $200,000 per year.
4 Mr. Ames began his employment in September 1998; his annual salary during 1998 was $120,000. In September 1999, Mr. Ames salary was increased to $165,000 per year. Other compensation includes $1,700 contributed as a match to Mr. Ames' 401K contribution and $7,536 paid for vacation not taken.
5 Mr. Radulovic began his employment with I-Link in February 1996; his annual salary during 1997 was $90,000. Mr. Radulovic's salary was increased to $150,000 effective November 1998 and again to $200,000 in October 1999. We paid $615 on a life insurance policy for Mr. Radulovic.

OPTION/SAR GRANTS IN LAST FISCAL YEAR (2000)

         The following table sets forth certain information with respect to the options granted during the year ended December 31, 2000, for the persons named in the Summary Compensation Table (the "Named Executive Officers"):

                     NUMBER OF SECURITIES       PERCENT OF TOTAL      EXERCISE OR
                          UNDERLYING         OPTIONS/SARS GRANTED TO   BASE PRICE   GRANT DATE      EXPIRATION
       NAME          OPTIONS/SARS GRANTED      EMPLOYEES IN FISCAL     ($/SHARE)      VALUE(2)         DATE
                              (#)                     YEAR
------------------------------------------------------------------------------------------------------------------
John W. Edwards(1)           25,000                      *(2)           $ 2.78        $36,900         1/1/10
Dror Nahumi(3)            1,750,000                    30.9%              2.75      2,670,959         1/3/10
David E. Hardy(1)           100,000                     1.8%              2.75        147,478         1/3/10
John M. Ames                300,000                     5.3%              2.75        442,435         1/3/10
Alex Radulovic              400,000                     7.1%              2.75        589,913         1/3/10
--------------------

1        Determined using the Black Scholes option pricing model.
2        Indicates less than one percent.
3        Mr. Nahumi's employment with I-Link terminated on January 8, 2001.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

         The following table sets forth certain information with respect to options exercised during 2000 by the Named Executive Officers and with respect to unexercised options held by such persons at the end of 2000.

                        SHARES                       NUMBER OF SECURITIES UNDERLYING       VALUE OF UNEXERCISED
                     ACQUIRED ON    VALUE REALIZED             UNEXERCISED             IN-THE-MONEY OPTIONS/SARS AT
       NAME          EXERCISE (#)         ($)          OPTIONS/SARS AT FY-END (#)               FY END ($)(1)
----------------     ------------   --------------   -------------------------------   ----------------------------
                                                      EXERCISABLE     UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
                                                      -----------     -------------     -----------    -------------
John W. Edwards         12,000          $43,897        1,709,670         333,330             -               -
Dror Nahumi(2)             -                             625,000       1,375,000             -               -
David E. Hardy             -                             841,667          58,333             -               -
John M. Ames               -                             441,667         208,333             -               -
Alex Radulovic             -                             711,670         688,330             -               -

------------
1 The calculations of the value of unexercised options are based on the difference between the closing bid price on Nasdaq of the common stock on December 31, 2000, and the exercise price of each option, multiplied by the number of shares covered by the option. Value ascribed to unexercised options at December 31, 2000 was minimal as the exercise price exceeded the closing bid price at December 31, 2000 for the majority of options.
2        Mr. Nahumi's employment with I-Link terminated on January 8, 2001.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The compensation committee administers the compensation program for operating officers of I-Link and bases its decisions on both individual performance and the financial results achieved by I-Link. For the fiscal year ended December 31, 2000, the committee consisted of two outside, independent directors and a third director who serves as the Chairman of the Board and the Chief Executive Officer.

         The principal elements of the compensation program for executive officers are base salary and stock options. While bonuses are a potential component of executive officer compensation, no bonuses have been awarded to executive officers. The goals of the program are to give the executive officers incentives to work toward the improved financial performance of I-Link and to reward them for their contributions to I-Link's success. For a summary of fiscal 2000 compensation, see "Compensation of Executive Officers and Directors" above.

         BASE SALARIES. The committee has based its decisions on salaries for I-Link's executive officers, including the Chairman, President, Vice President of Operations and Chief Financial Officer, on a number of factors, both objective and subjective. Objective factors considered include increases in the cost of living, I-Link's overall historical performance and comparable industry data, although no specific formulas based on such factors have been used to determine salaries. Salary decisions are based primarily on the committee's subjective analysis of the factors contributing to I-Link's long-term success and of the executives' individual contributions to such success.

         STOCK OPTIONS. The committee views stock options as its primary long-term compensation vehicle for I-Link's executive officers. Stock options generally are granted at the prevailing market price on the date of grant and will have value only if I-Link's stock price increases. Options granted to executive officers generally vest in quarterly increments over three years beginning on the date of the grant. Some options vest in increments upon the attainment by I-Link of certain performance benchmarks. Grants of stock options generally are based upon the performance of I-Link, the level of the executive's position within I-Link and an evaluation of the executive's past and expected future performance. The committee grants stock options periodically, but not necessarily on an annual basis. On December 13, 1998, the board of directors by unanimous resolution amended the incentive-related qualified and non-qualified stock options previously granted to I-Link employees, directors and consultants (with certain exceptions) to reset those options with an exercise price in excess of $3.90 per share to an exercise price of $3.90 per share. The motivation of the board in taking this action was both to reward these persons for their continued diligence and efforts on behalf of I-Link, recognizing that many of these individuals are being compensated at a salary level below market norms, and to provide added incentive to establish and advance I-Link's business in such a manner that will reflect on I-Link's stock price to bring it up to and beyond the reset exercise price.

         CHIEF EXECUTIVE OFFICER. The salary established in fiscal 2000 for John
W. Edwards, the Chairman, President and Chief Executive Officer of I-Link, was based on the factors and analysis described. Specific factors considered by the committee include the Chairman's current responsibilities with I-Link.


                                   By the members of the Compensation Committee:
                                       David R. Bradford, Chairman
                                       Hal B. Heaton
                                       --------------------------

COMPARISON OF CUMULATIVE TOTAL RETURN AMONG I-LINK INCORPORATED, THE RUSSELL 2000 INDEX AND A PEER GROUP

PERFORMANCE GRAPH

         The following graph compares I-Link's cumulative total stockholder return with that of the Russell 2000 index of small-capitalization companies and a peer group index. The issuers comprising the peer group are IDT Corporation, Premier Technologies, Inc., ICG Communications, Inc. and AlphaNet Solutions, Inc. I-Link chose these companies because they are similar in size, and similar in their lines of business, to I-Link. The graph assumes an initial investment of $100.00 made on December 31, 1995, and the reinvestment of dividends (where applicable). I-Link has never paid a dividend on its common stock.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                AMONG I-LINK CORPORATED, THE RUSSELL 2000 INDEX
                                AND A PEER GROUP

                                  [GRAPH HERE]



The following represents in table form the same information set forth in the graph above.

                                                  Cumulative Total Return ($)
                             ----------------------------------------------------------------------
                                   12/95        12/96       12/97      12/98      12/99      12/00
                                   -----        -----       -----      -----      -----      -----
I-Link Incorporated               100.00       337.50      408.33     141.67     185.40      52.07
Industry Peer Group               100.00       116.49      142.55     138.92     168.45     163.36
Russell 2000                      100.00       143.88      197.03     108.46     104.64      35.40

DIRECTOR COMPENSATION

         During 1997, Directors of I-Link then serving received options to purchase 10,000 shares of common stock on the first business day of January at an exercise price equal to the fair market value of the common stock on the date of grant. The first business day of January of each year, each Director then serving will receive an option to purchase 20,000 shares of common stock and, for each committee on which the Director serves, an option to purchase 5,000 shares of common stock. The exercise price of these options shall be equal to the fair market value of the common stock on the date of grant. The Directors are also eligible to receive options under I-Link's stock option plans at the discretion of the board of directors. In March , 2001, the following directors received cash payments as members of the special committee as follows: Mr. Bradford $9,250, Mr. Toh $9,000, and Mr. Heaton $8,000.

EMPLOYMENT AGREEMENTS

         On September 9, 1999, I-Link entered into a three-year employment agreement with John W. Edwards, Chief Executive Officer and Director of I-Link. Pursuant to the terms of the employment agreement, Mr. Edwards is employed as the Chief Executive Officer and a Director of I-Link, and is required to devote substantially all of his working time to the business and affairs of I-Link. Mr. Edwards is entitled under his employment agreement to receive compensation at the rate of $225,000 per year and is entitled to a profitability bonus at the discretion of the I-Link board of directors and to participate in fringe benefits of I-Link as are generally provided to executive officers. In addition, Mr. Edwards was granted an option to purchase 200,000 shares of common stock of I-Link at an exercise price of $3.56 per share based on the market price at the date of grant. Of these options, 33,340 vested immediately and 16,666 vest and become exercisable on the first calendar day of each quarter beginning October 1, 2000. In the event of termination by I-Link or in the event of a violation of a material provision of the agreement by I-Link which is unremedied for thirty
(30) days and after written notice or in the event of a "change in control" (as defined in the agreement), Mr. Edwards is entitled to receive, as liquidated damages or severance pay, an amount equal to the Monthly Compensation (as defined in the agreement) for the remaining term of the agreement or two years whichever is shorter and all options shall from that time be fully vested and immediately exercisable. The agreement contains non-competition and confidentiality provisions.

         On January 3, 2000, I Link entered into a three-year agreement with Dror Nahumi, President of I-Link. Mr. Nahumi was required to devote substantially all of his working time to the business and affairs of I-Link. Mr. Nahumi was entitled under his employment agreement to receive compensation at the rate of $200,000 per year and was entitled to a profitability bonus at the discretion of the I-Link board of directors and to participate in fringe benefits of I-Link as are generally provided to executive officers. In addition, Mr. Nahumi was granted an option to purchase 1,000,000 shares of common stock of I-Link at an exercise price of $2.75 per share based on the common stock's market price at the date of grant. Of these options, 83,333 vested immediately and 83,333 vest and become exercisable on the first calendar day of each quarter beginning April 1, 2000. Mr. Nahumi was also granted an option to purchase 750,000 shares of common stock as performance accelerated stock options. Vesting of 125,000 of the performance accelerated stock options is to occur when the daily closing stock price attains or exceeds each of the following levels for more than 20 consecutive trading days: $10, $12, $14, $16, $18, $20; provided, however, that the performance accelerated stock options will become fully exercisable on the five year anniversary of their issuance (that is, on January 3, 2005) whether or not the stock price thresholds are attained. In the event of a "change in control" (as defined in the agreement), accelerated vesting of the OPTIONS will not take place, except in the event of a change of control pursuant to which I-Link's stock is exchanged for the stock of another entity and the options are not rolled-over or otherwise exchanged for similar options of such entity (with like terms and conditions). The agreement contains non-competition and confidentiality provisions. Mr. Nahumi resigned as President in January 2001 resulting in forfeiture of 1,270,835 options.

         On January 3, 2000, I-Link entered into three-year employment agreements with John M. Ames as Senior Vice President, Chief Operating Officer and Acting Chief Financial Officer, David E. Hardy as Senior Vice President and General Counsel, and Alex Radulovic as Vice President of Technology. Pursuant to the terms of the employment agreements, each of the three individuals is required to devote substantially all of his working time to the business and affairs of I-Link. Mr. Ames, Hardy and Radulovic are entitled under their respective employment agreements to receive compensation at the rate of $165,000, $200,000 and $200,000 per year, respectively, and are entitled to a profitability bonus at the discretion of the I-Link board of directors and to participate in fringe benefits of I-Link as are generally provided to executive officers. In addition, Mr. Ames, Hardy and Radulovic were granted an option to purchase 300,000, 100,000 and 400,000, respectively, shares of common stock of I-Link at an exercise price of $2.75 per share based on the market price at the date of grant. Of such options, 25,000, 8,333 and 33,333, respectively, vested immediately and the same amounts vest and become exercisable on the first calendar day of each quarter beginning October 1, 1999. In the event of termination by I-Link or in the event of a violation of a material provision of the agreement by I-Link which is unremedied for thirty (30) days and after written notice or in the event of a "change in control" (as defined in the agreement), all are entitled to receive, as liquidated damages or severance pay, an amount equal to the Monthly Compensation (as defined in the agreement) for twelve months and all options shall thereupon be fully vested and immediately exercisable. The agreements contain non-competition and confidentiality provisions.

DIRECTOR STOCK OPTION PLAN

         I-Link's Director Stock Option Plan (the "DSOP") authorizes the grant of stock options to directors of I-Link. Options granted under the DSOP are non-qualified stock options exercisable at a price equal to the fair market value per share of common stock on the date of any such grant. Options granted under the DSOP are exercisable not less than six (6) months or more than ten
(10) years after the date of grant.

         As of December 31, 2000, options for the purchase of 8,169 shares of common stock at prices ranging from $.875 to $3.875 per share were outstanding. As of December 31, 2000, options to purchase 15,228 shares of common stock have been exercised. In connection with adoption of the 1995 Director Plans (as hereinafter defined) the board of directors authorized the termination of future grants of options under the DSOP; however, outstanding options granted under the DSOP will continue to be governed by the terms thereof until exercise or expiration of such options.

1995 DIRECTOR STOCK OPTION PLAN

         In October 1995, the stockholders of I-Link approved adoption of I-Link's 1995 Director Stock Option and Appreciation Rights Plan, which plan provides for the issuance of incentive options, non-qualified options and stock appreciation rights (the "1995 Director Plan").

         The 1995 Director Plan provides for automatic and discretionary grants of stock options which qualify as incentive stock options (the "Incentive Options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), as well as options which do not so qualify (the "Non-Qualified Options") to be issued to directors. In addition, stock appreciation rights (the "SARs") may be granted in conjunction with the grant of Incentive Options and Non-Qualified Options. No SARs have been granted to date.

         The 1995 Director Plan provides for the grant of Incentive Options, Non-Qualified Options and SARs to purchase up to 250,000 shares of common stock (subject to adjustment in the event of stock dividends, stock splits and other similar events). To the extent that an Incentive Option or Non-Qualified Option is not exercised within the period of exercisability specified therein, it will expire as to the then-unexercised portion. If any Incentive Option, Non-Qualified Option or SAR terminates prior to exercise thereof and during the duration of the 1995 Director Plan, the shares of common stock as to which such option or right was not exercised will become available under the 1995 Director Plan for the grant of additional options or rights to any eligible employees. The shares of common stock subject to the 1995 Director Plan may be made available from either authorized but unissued shares, treasury shares, or both.

         The 1995 Director Plan also provides for the grant of Non-Qualified Options on a non-discretionary basis pursuant to the following formula: each member of the board of directors then serving shall receive a Non-Qualified Option to purchase 10,000 shares of common stock at an exercise price equal to the fair market value per share of the common stock on that date. Pursuant to such formula, directors received options to purchase 10,000 shares of common stock as of October 17, 1995, options to purchase 10,000 shares of common stock on January 2, 1996, and will receive options to purchase 10,000 shares of common stock on the first business day of each January. The number of shares granted to each board member was increased to 20,000 in 1998. In addition, the board member will receive 5,000 options for each committee membership. Each option is immediately exercisable for a period of ten years from the date of grant. I-Link has 190,000 shares of common stock reserved for issuance under the 1995 Director Plan. As of December 31, 2000, options exercisable to purchase 170,000 shares of common stock at prices ranging from $1.00 to $1.25 per share are outstanding under the 1995 Director Plan. As of December 31, 2000, options to purchase 60,000 shares have been exercised under the 1995 Director Plan.

1995 EMPLOYEE STOCK OPTION PLAN

         In October 1995, the stockholders of I-Link approved adoption of I-Link's 1995 Employee Stock Option and Appreciation Rights Plan (the "1995 Employee Plan"), which plan provides for the issuance of Incentive Options, Non-Qualified Options and SARs.

         Directors of I-Link are not eligible to participate in the 1995 Employee Plan. The 1995 Employee Plan provides for the grant of stock options which qualify as Incentive Stock Options under Section 422 of the Code, to be issued to officers who are employees and other employees, as well as Non-Qualified Options to be issued to officers, employees and consultants. In addition, SARs may be granted in conjunction with the grant of Incentive Options and Non-Qualified Options. No SARs have been granted to date.

         The 1995 Employee Plan provides for the grant of Incentive Options, Non-Qualified Options and SARs of up to 400,000 shares of common stock (subject to adjustment in the event of stock dividends, stock splits and other similar events). To the extent that an Incentive Option or Non-Qualified Option is not exercised within the period of exercisability specified therein, it will expire as to the then-unexercised portion. If any Incentive Option, Non-Qualified Option or SAR terminates prior to exercise thereof and during the duration of the 1995 Employee Plan, the shares of common stock as to which such option or right was not exercised will become available under the 1995 Employee Plan for the grant of additional options or rights to any eligible employee. The shares of common stock subject to the 1995 Employee Plan may be made available from either authorized but unissued shares, treasury shares, or both. I-Link has 400,000 shares of common stock reserved for issuance under the 1995 Employee Plan. As of December 31, 2000, options to purchase 302,000 shares of common stock have been granted under the plan and 182,750 were outstanding with an exercise price of $3.90 per share have been granted under the 1995 Employee Plan. As of December 31, 2000, 119,250 options have been exercised under the 1995 Employee Plan.

1997 RECRUITMENT STOCK OPTION PLAN

         In October 1997, the stockholders of I-Link approved adoption of I-Link's 1997 Recruitment Stock Option and Appreciation Rights Plan, which plan provides for the issuance of incentive options, non-qualified options and SARs (1997 Plan).

         The 1997 Plan provides for automatic and discretionary grants of stock options, which qualify as incentive stock options (the "Incentive Options") under Section 422 of the Code, as well as options which do not so qualify (the "Non-Qualified Options"). In addition, stock appreciation rights (the "SARs") may be granted in conjunction with the grant of Incentive Options and Non-Qualified Options. No SARs have been granted to date.

         The 1997 Plan, as amended in 2000, provides for the grant of Incentive Options, Non-Qualified Options and SARs to purchase up to 7,400,000 shares of common stock (subject to adjustment in the event of stock dividends, stock splits and other similar events). The price at which shares of common stock covered by the option can be purchased is determined by I-Link's board of directors; however, in all instances the exercise price is never less than the fair market value of I-Link's common stock on the date the option is granted. To the extent that an Incentive Option or Non-Qualified Option is not exercised within the period of exercisability specified therein, it will expire as to the then unexercised portion. If any Incentive Option, Non-Qualified Option or SAR terminates prior to exercise thereof and during the duration of the 1997 Plan, the shares of common stock as to which such option or right was not exercised will become available under the 1997 Plan for the grant of additional options or rights. The shares of common stock subject to the 1997 Plan may be made available from either authorized but unissued shares, treasury shares, or both. As of December 31, 2000, options to purchase 5,350,673 shares of common stock have been granted under the plan and 4,939,253 were outstanding with exercise prices of $1.19 to $13.88 per share. As of December 31, 2000, 411,420 options have been exercised under the 1997 Plan.

2000 EMPLOYEE STOCK PURCHASE PLAN

         In October 2000, the stockholders of I-Link approved adoption of I-Link's 2000 Employee Stock Purchase Plan which plan provides for the issuance of purchase options. (the "Stock Purchase Plan").

         The purpose of the Stock Purchase Plan is to induce all eligible employees of I-Link (or any of its subsidiaries) who have been employees for at least three months to encourage stock ownership of I-Link by acquiring or increasing their proprietary interest in I-Link. The Stock Purchase Plan is designed to encourage employees to remain in the employ of I-Link. It is the intention of I-Link to have the Stock Purchase Plan qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

         The Stock Purchase Plan provides for the purchase of common stock in the aggregate, up to 2,500,000 shares of common stock (which number is subject to adjustment in the event of stock dividends, stock splits and other similar events). As of December 31, 2000, 23,494 shares of common stock had been purchased.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         John Edwards is Chairman of the Board and an executive officer of I-Link. Mr. Edwards resigned his seat on the Compensation Committee effective April 29, 2000. Hal Heaton, David R. Bradford and Mr. __________ are non-employee directors of I-Link. See "Information About Directors and Executive Officers" generally, and "Information About Directors and Executive Officers - Employment Agreements" and "Information About Directors and Executive Officers - Compensation of Executive Officers and Directors" as well as "Information About I-Link Stock Ownership."

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         See "Compensation of Executive Officers and Directors" for descriptions of the terms of employment and consulting agreements between I-Link and certain officers, directors, and other related parties.

         We were informed that Winter Harbor had purchased an ownership interest in Tenfold Corporation, a consulting company that we contracted with to develop a new internal information system. In March 1999, Winter Harbor, LLC transferred ownership of the investment to First Media TF Holdings, LLC, an affiliate of Winter Harbor, LLC. First Media TF Holdings, LLC beneficially owns 10.6% of Tenfold's common stock. Our referral to Tenfold did not come through Winter Harbor, and Winter Harbor played no part in the negotiation of such consulting arrangement. In the first quarter of 1999, we concluded that the new system would not significantly enhance our existing billing and information systems or meet its ultimate needs and accordingly did not justify paying additional contracted expenses of approximately $1,000,000. Accordingly, we recorded a write-down on the in-process system development of $1,847,288.

TRANSACTIONS WITH WINTER HARBOR, L.L.C.

         Winter Harbor, L.L.C. (Winter Harbor) is owned by First Media, L.P., a private media and communications company which is a private investment principally of Richard E. Marriott and his family. I-Link's general counsel, David E. Hardy, is a brother of Ralph W. Hardy, Jr. who is general counsel and a minority equity holder in Winter Harbor. David E. Hardy has no ownership in or association with Winter Harbor. As a result of this relationship, as well as personal relationships of David E. Hardy with the principals of Winter Harbor, discussions were initiated which led to Winter Harbor's investments in I-Link, which are summarized below.

         On January 15, 1999, I-Link formalized an agreement with Winter Harbor for additional financing. The financing arrangement consists of an $8,000,000 bridge loan facility and a $3,000,000 standby letter of credit to secure additional capital leases of equipment and telephone lines relative to the expansion of I-Link's telecommunications network. The bridge loan and accrued interest were exchanged for Series N preferred stock in July 1999.

         As additional consideration for making the loan, I-Link granted warrants to purchase common stock to Winter Harbor. Initially, Winter Harbor receives one warrant for every $10 borrowed from Winter Harbor including the standby letter of credit. The warrants have a 7.5 year exercise period with an exercise price of the lower of (a) $2.78 (reset to $1.25 in January 2001), (b) the average trading price for any 20 day period subsequent to the issuance of the warrants, (c) the price at which new shares of common stock or common stock equivalents are issued, or (d) the exercise price of any new options, warrants, preferred stock or other convertible security. The exercise price is subject to a $1.25 floor. On April 14, 2000, the shareholders voted to approve a plan of financing which includes issuing 10 warrants for each $10 borrowed under the Bridge Loan and standby letter of credit. I-Link did not repay the loan before April 26, 1999 and granted Winter Harbor warrants to purchase 11,000,000 shares of common stock.

         On April 15, 1999, I-Link entered into a financing agreement with Winter Harbor. Winter Harbor loaned I-Link $4 million under a note due September 30, 1999. In July 1999 this loan and accrued interest was exchanged for Series N preferred stock as discussed below.

         On July 23, 1999 I-Link completed its offering of 20,000 shares of Series N preferred stock. The offering was fully subscribed through cash subscriptions and I-Link exercising its right to exchange notes payable to Winter Harbor of $8.0 million and $4.0 million plus accrued interest. In total I-Link exchanged $12,718,914 in debt and accrued interest. Winter Harbor purchased 14,404 (in cash and exchange of debt and interest) of the 20,000 shares of Series N stock. The Series N conversion price was initially set at $2.78 but was reset to $1.25 per share in January 2001. The conversion price may be reset to the lowest of: (1) 110% of the average trading price for any 20 day period following the date that Series N preferred stock is first issued; (2) the price at which any new common stock or common stock equivalent is issued; (3) the price at which common stock is issued upon the exercise or conversion of any new options, warrants, preferred stock or other convertible security; (4) the conversion price of any Series F preferred stock converted after the date that Series N preferred stock is first issued; and (5) a conversion price floor of $1.25.

         On April 13, 2000, Winter Harbor provided I-Link with a line of credit to meet its minimum financing needs of up to an aggregate amount of $15,000,000. This commitment was to expire on the earlier of April 12, 2001 or the date I-Link received net cash proceeds of not less than $15,000,000 pursuant to one or more additional financings or technology sales outside the normal and historical course of business. On May 12, 2000 I-Link repaid those borrowings under the line of credit of $2,600,000 plus interest, and terminated this line of credit.

         As of December 31, 2000, the exercise price had been reset to $1.64 for all 28,540,000 warrants issued to Winter Harbor pursuant to various financings completed in years prior to the 2000 fiscal year. Pursuant to the respective warrant agreement anti-dilution terms, the exercise prices of all warrants held by Winter Harbor were reset to $1.25 per share in January 2001.

         On March 1, 2001, Winter Harbor elected to convert a note payable from I-Link for $7,768,000 with accrued interest of $2,537,072 into 4,122 shares of Series M convertible preferred stock of I-Link as allowed under the original loan agreement. Upon conversion of the debt, the company issued 5,000,000 warrants to Winter Harbor as required under the loan agreement.

         On March 1, 2001 I-Link entered into a Warrant Exchange Agreement with Winter Harbor. Pursuant to the terms and provisions of this Agreement, Winter Harbor agreed to assign, transfer, convey and deliver to I-Link warrants to acquire 33,540,000 shares of common stock of I-Link beneficially owned by Winter Harbor (including 5,000,000 warrants issued upon conversion of the convertible debt discussed above) in exchange for the issuance by I-Link to Winter Harbor of 5,000,000 shares of I-Link's common stock.

TRANSACTIONS WITH COUNSEL CORPORATION

         On March 1, 2001 I-Link entered into a Senior Convertible Loan and Security Agreement, (Loan Agreement) with Counsel Communications, LLC (Counsel
LLC), a wholly-owned subsidiary of Counsel Corporation, (collectively, "Counsel"). Pursuant to the terms and provisions of the Loan Agreement, Counsel LLC agreed to make periodic loans to I-Link in amounts not to exceed $10,000,000, $3,000,000 of which principal amount was available to I-Link immediately upon the execution of the Loan Agreement.

         The $10,000,000 capital investment is structured as a 3-year convertible note with interest at 9% per annum, compounded quarterly. Counsel LLC can convert the loan into shares of common stock of I-Link at a conversion price of $0.56 per common share. After September 1, 2002, the outstanding debt including accrued interest shall automatically convert into common stock using the then current conversion rate, on the first date that is the twentieth consecutive trading day that the common stock has closed at a price per share that is equal to or greater than $1.00 per share. The conversion price is subject to adjustment in accordance with the terms and provisions of the Loan Agreement. The Loan Agreement provides for traditional anti-dilution protection and is subject to certain events of default. Proceeds to I-Link will be a maximum of $10,000,000 less debt issuance costs of approximately $_________.

         By executing the Loan Agreement, I-Link granted Counsel LLC a first priority security interest in all of I-Link's assets owned at the time of the execution of the Loan Agreement or acquired after the execution, including but not limited to I-Link's accounts, general intangibles, inventory, equipment, books and records, and negotiable instruments held by I-Link. The loan agreement also included demand registration rights for the common stock issuable upon conversion of the Loan Agreement.

         In addition to the foregoing agreements, I-Link and Counsel LLC executed a Securities Support Agreement, dated March 1, 2001 for the purpose of providing certain representations and commitments by I-Link to Counsel LLC as an inducement for Counsel to enter into a separate agreement with Winter Harbor and First Media, L.P. (Securities Purchase Agreement). I-Link was not a party to the Securities Purchase Agreement. In accordance with the terms and provisions of the Securities Purchase Agreement, Counsel agreed to purchase from the Winter Harbor all of the debt and equity securities in I-Link, including shares of Series M and Series N preferred stock of I-Link, beneficially owned by the Winter Harbor for an aggregate consideration of $5,000,000.

         I-Link's commitments to Counsel LLC stated in the Support Agreement included I-Link's agreement to appoint two designees of Counsel, reasonably acceptable to I-Link, to the Board of directors of I-Link. I-Link also agreed that immediately following the initial funding (which was received in March
2001) of the Loan Note, I-Link would solicit the proxies of I-Link's shareholders to elect three additional nominees designated by Counsel, thus, increasing the size of the I-Link's board of directors to nine members.

         On March 7, 2001, as part of the agreements discussed above, Counsel converted all of the Series M and N convertible preferred stock it obtained from Winter Harbor into 61,966,057 shares of I-Link's common stock. The Series N shares were converted at an equivalent of $1.25 per common share and Series M at $.56 per common share.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         Our principal accountant selected for approval by the stockholders for the fiscal year 2001 is PricewaterhouseCoopers LLP. The representatives of PricewaterhouseCoopers are expected to be present at the stockholders annual meeting on May 1, 2001. They will have an opportunity to make a statement and these representatives are expected to be available to respond to appropriate questions. The audit committee has considered the compatibility of non-audit services by PricewaterhouseCoopers in relationship to maintaining the auditor's independence.

AUDIT FEES

         For the calendar year 2000 audit and the reviews of Forms 10-Q, fees were approximately $______ for services rendered by PricewaterhouseCoopers of which an aggregate amount of $________ has been billed through December 31, 2000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         There were no fees billed for these services by PricewaterhouseCoopers for the year 2000.

OTHER FEES

        Other fees for other services were $_____ in the year 2000.

                     DISCUSSION OF PROPOSALS RECOMMENDED FOR
                          CONSIDERATION BY STOCKHOLDERS

                                   PROPOSAL 1
                                   ----------

          TO RE-ELECT TWO DIRECTORS, EACH TO SERVE FOR THREE YEARS AND
UNTIL HIS SUCCESSOR HAS BEEN DULY ELECTED AND QUALIFIED; AND TO ELECT THREE NEW
         DIRECTORS, EACH TO SERVE FOR THE TERM OF HIS RESPECTIVE CLASS.

         The board of directors has concluded that the re-election of John W. Edwards and David R. Bradford and the election of Mr. ____________ as a Class III Director, of ____________ as a Class I Director, and _____________ as a Class II Director are in I-Link's best interest and recommends approval of their election. Biographical information concerning Mr. Edwards, Mr. Bradford, Mr. ____________, Mr. ___________, and Mr. ______________ can be found under
"Information About Directors and Executive Officers." The remaining directors will continue to serve in their positions for the remainder of their respective terms.

         Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted for the election of Mr. Edwards, Mr. Bradford, Mr. _________ Mr. _______, and Mr. _______. Although the board of directors of I-Link does not contemplate that any of these individuals will be unable to serve, if such a situation arises prior to the annual meeting, the persons named in the enclosed proxy will vote for the election of any other person the board of directors may choose as a substitute nominee.

VOTE REQUIRED FOR APPROVAL

         Each of Mr. Edwards, Mr. Bradford, Mr. _________, Mr. _____________,
and Mr. __________ must receive a plurality of the votes cast in order to be elected. The board of directors unanimously recommends a vote FOR the election of Mr. Edwards, Mr. Bradford, Mr. __________, Mr. _____________, and Mr.
______________.


                                   PROPOSAL 2
                                   ----------

      TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT
                               PUBLIC ACCOUNTANTS

         The board of directors has concluded that the continued engagement of PricewaterhouseCoopers LLP as I-Link's independent public accountants is in the best interests of I-Link. Representatives of PricewaterhouseCoopers will be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. Such representatives are expected to be available to respond to appropriate questions.

VOTE REQUIRED FOR APPROVAL

         Proposal 2 must be approved by a majority of the votes cast in order to be effective. The board of directors unanimously recommends a vote FOR the ratification of its selection of PricewaterhouseCoopers LLP as independent public accountants for I-Link.

                                   PROPOSAL 3
                                   ----------

       TO APPROVE A THREE-FOR-ONE REVERSE SPLIT OF I-LINK'S COMMON STOCK

         The board of directors has adopted a resolution authorizing action to adopt and effect a three-for-one reverse split of I-Link's common stock. Each two shares of I-Link's common stock, issued and outstanding immediately prior to the effective time of the reverse split ("Old Common Stock") shall be reclassified as and changed into one validly issued, fully paid and nonassessable share of I-Link's common stock ("New Common Stock"), without any action by the common stock holder. I-Link shall not issue fractions of shares of New Common Stock in connection with the reclassification. Stockholders who, immediately prior to the effective time of the reverse split, own a number of shares of Old Common Stock which is not evenly divisible by two shall, with respect to the fractional interest issued a number of shares of new common stock, be rounded to the nearest whole number.

         The reverse stock split will not affect any stockholder's proportionate equity interest in I-Link. The reverse stock split will not have any material impact on the aggregate capital represented by the shares of common stock for financial statement purposes. Adoption of the reverse stock split will not reduce the number of shares of common stock authorized for issuance and will not change the par value of the common stock, but will reduce the number of shares of common stock presently issued and outstanding, from [95,111,785] shares to approximately [31,703,928] shares. Except for changes resulting from the reverse stock split, the rights and privileges of holders of shares of common stock will remain the same after the reverse stock split.

REASONS FOR THE REVERSE SPLIT

         I-Link has been notified by The Nasdaq Stock Market that I-Link faces delisting of I-Link's common stock from that market because I-Link has been unable to meet the minimum bid price per share of $1. As one of a number of remedies proposed to prevent the delisting of our securities, In order to maintain a liquid and active market in I-Link's publicly traded securities, I-Link intends to effect a reverse split of I-Link's common stock in order to increase the market price of I-Link's common stock, so as to meet certain Nasdaq listing criteria. On March __, 2001 I-Link's board of directors took the necessary action to adopt the proposal and recommend that it be passed by I-Link's stockholders.

         The decrease in the number of shares of common stock outstanding as a consequence of the reverse stock split should increase the per share price of the common stock, which may encourage greater interest in the common stock and possibly promote greater liquidity for I-Link's stockholders. However, the increase in the per share price of the common stock as a consequence of the reverse stock split may be proportionately less than the decrease in the number of shares outstanding. In addition, any increased liquidity due to any increased per share price could be partially or entirely offset by the reduced number of shares outstanding after the reverse stock split. However, there can be no assurance that the favorable effects described above will occur, or that any increase in the per share price of the common stock resulting from the reverse stock split will be maintained for any period of time. The management of I-Link does not currently intend to engage in any future transactions or business combinations which would qualify I-Link for deregistration of the common stock from the reporting and other requirements of Federal securities laws.

         The reverse stock split will become effective on _________, 2001 (the "Effective Date"). Commencing on the Effective Date, each currently outstanding stock certificate will be deemed for all corporate purposes to evidence ownership of the reduced number of shares resulting from the reverse stock split. Currently outstanding certificates do not have to be surrendered in exchange for new certificates in connection with the reverse stock split. Rather, new stock certificates reflecting the number of shares resulting from the reverse stock split will be issued as currently outstanding certificates are transferred. However, I-Link will provide stockholders with instructions as to how to exchange their certificates and encourage them to do so. I-Link will obtain a new CUSIP number for I-Link's shares of common stock.

         To the extent a stockholder holds a number of shares that would result in a residual fractional share, I-Link will issue to that stockholder the next whole number of shares of new common stock. As of April 5, 2001, I-Link had [ ] stockholders of record and believes that the total number of beneficial holders of the common stock of I-Link to be approximately 16,000, based on information received from the transfer agent and those brokerage firms who hold I-Link's securities in custodial or "street" name. After the reverse stock split I-Link estimates that, based on the stockholdings as of _________, 2001, I-Link will continue to have approximately the same number of stockholders.

         There can be no assurance that the market price of the common stock after the reverse stock split will be three times the market price before the reverse stock split, or that this price will either exceed or remain in excess of the current market price.


OPTIONS AND OTHER WARRANTS

         I-Link also has outstanding various options and other warrants to acquire up to an aggregate of approximately [ ] shares of common stock at various exercise prices. The amount of common stock issuable pursuant to these options and warrants will be reduced to one-half the previous amounts and the per share exercise prices will be increased to two times the previous prices.

FEDERAL INCOME TAX CONSEQUENCES

         The federal income tax consequences of the reverse stock split will be as set forth below. The following information is based upon existing law which is subject to change by legislation, administrative action and judicial decision and is therefore necessarily general in nature. Therefore, stockholders are advised to consult with their own tax advisors for more detailed information relating to their individual tax circumstances.

         The reverse stock split will be a tax-free recapitalization for I-Link and I-Link's stockholders to the extent that currently outstanding shares of stock are exchanged for other shares of stock after the split.

         The new shares in the hands of a stockholder will have an aggregate basis for computing gain or loss equal to the aggregate basis of shares of stock held by that stockholder immediately prior to the reverse stock split if no fractional shares are present. If fractional shares are present as a result of the split, and the stockholder realizes a gain on the exchange, the stockholder will recognize a taxable gain equal to the lesser of the cash received or the gain realized. If fractional shares are present and a loss is realized on the exchange, the loss is not recognized, but rather the loss must be deferred until the stockholder disposes of the new stock in a taxable transaction. The stockholder's basis in the new stock is equal to the basis in the stock exchanged less any cash received plus gain recognized, if any.

         Stockholders who receive cash for fractional shares will be treated as if they had received such fractional shares and then sold them to I-Link. Such stockholders will recognize gain or loss equal to the difference between the amount of cash received and their basis in the stock exchanged.

VOTE REQUIRED FOR APPROVAL

         Proposal 3 must be approved by (a) a majority of the holders of I-Link's issued and outstanding common stock held by stockholders other than officers, directors, and those persons who hold five percent or more of I-Link's outstanding common stock, and (b) a vote of a majority of shares issued and outstanding of I-Link common stock held by I-Link's officers, directors, and those persons who hold five percent or more of I-Link's outstanding common stock. If you "abstain" from voting on Proposal 3, it has the same effect as if you voted "against" this proposal. The board of directors unanimously recommends a vote FOR the approval of the three-for-one reverse stock split of I-Link's common stock.

                              OTHER PROPOSED ACTION

         The board of directors does not intend to bring any other matters before the annual meeting, nor does the board of directors know of any matters that other persons intend to bring before the annual meeting. If, however, other matters not mentioned in this proxy statement properly come before the annual meeting, the persons named in the accompanying form of proxy will vote thereon in accordance with the recommendation of the board of directors.

         You should be aware that I-Link's By-Laws provide that no proposals or nominations of directors by stockholders shall be presented for vote at an annual meeting of stockholders unless notice complying with the requirements in the By-Laws is provided to the board of directors or I-Link's Secretary no later than the close of business on the fifth day following the day that notice of the annual meeting is first given to stockholders.

                      STOCKHOLDER PROPOSALS AND SUBMISSIONS

         If you wish to present a proposal for inclusion in the proxy materials to be solicited by I-Link's board of directors with respect to the next annual meeting of stockholders, such proposal must be presented to I-Link's management prior to April _____, 2001.

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY USING THE ENVELOPE PROVIDED. YOUR VOTE IS IMPORTANT. IF YOU ARE A STOCKHOLDER OF RECORD AND ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE VOTE.



                                                  I-LINK INCORPORATED


                                                  David E. Hardy, Secretary

                                      PROXY
              ANNUAL MEETING OF STOCKHOLDERS OF I-LINK INCORPORATED

                                 APRIL ___, 2001

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints John W. Edwards, Henry Y.L. Toh, David
R. Bradford, and Hal B. Heaton, ___________, and __________ and each or any of them proxies, with power of substitution, to vote all shares of the undersigned at the annual meeting of stockholders to be held on May 1, at 10:00 a.m. local time at Marriott Courtyard Hotel, 10701 South Holiday Park Drive, Sandy, Utah 84070, or at any adjournment thereof, upon the matters set forth in the Proxy Statement for such meeting, and in their discretion, on such other business as may properly come before the meeting.

1. TO RE-ELECT TWO CLASS III DIRECTORS, EACH TO SERVE FOR THREE YEARS AND UNTIL HIS SUCCESSOR HAS BEEN DULY ELECTED AND QUALIFIED; AND TO ELECT THREE NEW DIRECTORS, EACH TO SERVE FOR THE TERM OF HIS RESPECTIVE CLASS.

      [ ] FOR THE NOMINEES LISTED BELOW     [ ] WITHHOLD AUTHORITY
                                                to vote for the nominee listed
                                                below

         (INSTRUCTION: To withhold authority to vote for a nominee strike a line through the nominee's name below:)


                                     [NAME]
                                     [NAME]
                                     [NAME]
                                     [NAME]
                                     [NAME]

2. TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

         [ ] FOR                  [ ]  AGAINST               [ ]  ABSTAIN

3.       TO APPROVE A THREE-FOR-ONE REVERSE SPLIT OF I-LINK'S COMMON STOCK.

         [ ] FOR                  [ ]  AGAINST               [ ]  ABSTAIN



Dated: ____________________________      ________________________________
                                         Signature
Dated: ____________________________      ________________________________
                                         Signature if held jointly

NOTE: When shares are held by joint tenants, both should sign. Persons signing as Executor, Administrator, Trustee, etc. should so indicate. Please sign exactly as the name appears on the proxy.

IF NO CONTRARY SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

PLEASE MARK, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
ENVELOPE.

                                                                      APPENDIX A

                                   I-LINK INC.
AUDIT COMMITTEE CHARTER
--------------------------------------------------------------------------------

ADOPTED JUNE 9, 2000

I. RESPONSIBILITY

The I-Link, Inc. Audit Committee ("Committee") was established to assist the Board of Directors in carrying out its oversight responsibilities that relate to Novell's financial reporting, internal control, and compliance with laws regulations and ethics. This policy reaffirms that the Committee's duties are oversight in nature and that the primary responsibility for financial reporting, internal control, and compliance with laws, regulation, and ethics rests with executive management.

The Committee shall have the power to conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee is empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation. The President, the Chief Financial Officer or the Corporate Secretary of the Company shall provide or arrange to provide such other information, data and services as the Committee may request. The Committee shall conduct such interviews or discussions as it deems appropriate with personnel of the Company, an/or others whose views would be considered helpful to the Committee.

Specific duties of the Committee shall include:

A.       Financial Reporting

         Committee procedures shall include:

         1.       Selection of Independent Public Accountants

The Committee shall review senior management's recommendation on the annual selection of the external auditors. The Committee shall submit its selection and recommendation to the Board of Directors for their approval. The Committee's review shall include:

- Opinions on the performance of the external auditors by appropriate management.

- Inquire if the external auditors face any significant litigation or disciplinary actions by the SEC or others.

                  -        Auditor engagement letters and estimated fees.

                  - The report of the external auditor's latest peer review conducted pursuant to a professional quality control program.

                  - Management's letter of representation and any significant operational or reporting issues that may affect the financial statements.

                  - Proposed nonaudit services and consider the possible effect that these services could have on the independence of the external auditors.

                  -        Coordination with I-Link's internal auditors.

         2. Meet with I-Link's general counsel, an outside counsel when appropriate, to discuss legal matters that may have a significant impact on I-Link's financial statements.

         3.       Post Audit Review

The Committee shall meet with management and the external auditors at the completion of the annual audit to review the following:

                  -        Financial statements and auditors' opinion.

                  - Filings with the SEC and other published documents containing I-Link's financial statements and consider whether the information contained in these documents is consistent with the information contained in the audited financial statement.

                  - The "Management's Discussion and Analysis" section of the annual report to shareholders.

                  - Explanations from financial management and the external auditors of changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, Securities and Exchange Commission or other regulatory bodies that have an effect on the financial statements.

                  - Any scope restrictions or significant operational or reporting issues affecting I-Link's financial statements and SEC filings.

                  - The management letter issued by the external auditors and management's response.

                  - Management's evaluation of the adequacy of the organization's internal control structure.

                  - Other matters related to the conduct of the audit which are required to be communicated to the Committee by the external auditors under Generally Accepted Auditing Standards.

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                  -        Fees paid for audit and consulting services.

         4. Annually review and examine those matters which relate to a financial review of the Company's Investment Policies.

         5. Submit findings of importance, conclusions, recommendations, and items that require follow-up or action to the Board of Directors.

B.       Monitoring of Internal Controls

         The Committee is responsible for obtaining and understanding of I-Link's key financial reporting risk areas and internal control structure. The Committee monitors the internal control process by reviewing reports issued by internal and external auditors.

C.       Compliance with Laws, Regulations, and Ethics

         The Committee shall review reports and other information to gain reasonable assurance that I-Link is in compliance with pertinent laws and regulations, is conducting its affairs ethically, and is maintaining effective controls against conflict of interest and fraud.

         Committee procedures shall include:

         1. Review I-Link's policies relating to compliance with laws, regulations, ethics, and conflict of interest.

         2. Review significant cases of conflict of interest, misconduct, or fraud and the resolution of such cases.

         3. Review I-Link's policies and processes for compliance with U.S. and foreign country export controls, laws and regulations.

         4. Review I-Link's policies and processes for compliance with the Foreign Corrupt Practices Act.

         5. Review compliance reports received from regulators and consider legal and regulatory matters that may have a material impact on the financial statements.

         6. Review internal and external auditor's reports that relate to the monitoring of compliance with I-Link's policies on business ethics.

         7. Review policies and procedures covering officers' expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by internal or external auditors.

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II.      OVERSIGHT OF INTERNAL AND EXTERNAL AUDIT FUNCTIONS

         The Committee shall schedule meetings as necessary to receive and discuss reports from staff, other committees, and consultants. Particular emphasis will be given by the Committee to significant control deficiencies, and actions taken by management to correct them. The Committee may request through the Chief Financial Officer that the Internal Audit Department or external auditors perform special studies, investigations, or other services in matters of interest or concern to the Committee.

         Policies concerning the Committee's oversight of the internal and external audit coverage shall include:

         A.       Internal Audit Department

                  A representative from the Internal Audit group shall attend Committee meetings and report, at least semi-annually, to the Committee on audit results for the period and the status of the audit schedule. Reports may be made at more frequent intervals if deemed necessary by the Committee or as may be requested by the Audit Department.

                  The Internal Audit Department has the responsibility to direct a broad, comprehensive program of internal auditing within I-Link. To accomplish this responsibility, the Internal Audit Department shall have unrestricted access to all I-Link's records, reports, personnel, and physical properties determined by Internal Audit to be relevant to the performance of their audits.

                  Committee procedures shall include:

                  1. Periodic review of the Internal Audit Charter to ensure that it provides for the independence and objectivity of the internal audit function, and make recommendations thereto.

                  2. Review annual audit plan and significant interim changes, including work schedule and staffing requirements.

                  3.       Review audit objectives, schedules and results.

                  4. Review audit reports, auditees' responses and the status of corrective action.

                  5. Inquire as to any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information.

                  6. Review and concur in the appointment, replacement, reassignment, or dismissal of the Director of Internal Audit.

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         B.       External Auditors

                  The Committee's oversight of external audit coverage is covered under section I. A. above.

III.     COMMITTEE MEMBERSHIP

         The Committee shall be composed of three or more Directors, none of whom shall be officers or former officers of the Company. The Chairman and other members of the Committee shall be appointed by the Chairman of the Board.

         Vacancies occurring in the Committee may be filled by appointment of the Chairman of the Board, but no member of the Committee shall be removed except by vote of a majority of Directors present at any regular or special meeting of the Board.

         The Secretary of the Committee shall be the Secretary of the Company. The Secretary of the Committee shall prepare minutes of the meetings, maintain custody of copies of data furnished to and used by the Committee, and generally assist the Committee in connection with preparation of agendas, notices of meetings and otherwise.

IV.      CONDUCT OF BUSINESS

         All meetings require the presence of a majority of the members of the Committee to conduct business. Each Committee member shall have one vote. All actions or determinations by the Committee must be by majority vote of the members present. The Board of Directors shall have overall authority over all Committee actions.

V.       COMPENSATION

         The compensation of members of the Committee may be determined from time to time by resolution of the Board. Members of the Committee shall be reimbursed for all reasonable expenses incurred in attending such meetings.

VI.      TIME AND PLACE OF MEETINGS

         Committee meetings shall be held quarterly or more frequently as necessary at an agreed upon location. The Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.

VII.     PRESENTATION OF REPORTS TO THE BOARD OF DIRECTORS

The Committee shall make an annual presentation to the Board of Directors within three months after the receipt of the external auditor's opinion on I-Link's financial statement. The presentation shall provide an overview of the Committee's activities, findings of importance, conclusions, recommendations, and items that require follow-up or action by the Board. Presentations may be made at more frequent intervals if deemed necessary by the Committee or as requested by the Board of Directors.

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